Exhibit 99.1

IGC Pharma (IGC): Healthcare Leader Terry Lierman Joins Board to Advance Alzheimer’s Pipeline

Potomac, MD, March 12, 2024 – IGC Pharma, Inc. (“IGC Pharma,” “IGC,” or the “Company”) (NYSE American: IGC) today announced that it has appointed Terry Lierman as an independent director to its board of directors.

Mr. Lierman is currently Co-Chair of the Board of Advisors at the Institute of Human Virology (IHV), a center in the U.S. focused on accelerating the discovery of diagnostics and therapeutics for deadly viral and immune disorders and a member of the Board of Visitors at the La Follette School of Public Affairs at the University of Wisconsin, his alma mater. Terry founded the Children’s Research Institute, one of America's top children’s research programs, the Pancreatic Cancer Action Network (PanCAN), and the National Organization on Fetal Alcohol Syndrome (NOFAS). In addition, from 1987 to 1999, he served as a director/trustee of the NY Life-Mainstay Funds. His distinguished career includes serving at the National Institutes of Health (NIH), as the chief administrator for drug research and development at the National Cancer Institute (NCI), and as the Staff Director for the Committee on Appropriations at the U.S. Senate and the Chief of Staff and White House liaison to the U.S. House of Representative’s Majority Leader.

Ram Mukunda, CEO of IGC Pharma, commented, “With his track record of execution and extensive experience in health care, Mr. Lierman will undoubtedly bring invaluable insights and strategic guidance to IGC Pharma. His appointment is pivotal for our Company as we advance our Phase 2 trial investigating IGC- AD1 as a treatment for agitation in dementia in Alzheimer’s and prepare our second AD candidate, TGR-63, for a Phase 1 clinical trial. We are eager to leverage Mr. Lierman’s expertise as we continue our mission to develop innovative therapeutics to address critical unmet medical needs.”

Terry Lierman stated, “I am honored to be part of a company developing non-invasive solutions to address the challenges of Alzheimer’s disease and related central nervous system disorders. I am deeply impressed by IGC Pharma’s commitment to advancing research and development efforts, as evidenced by the ongoing Phase 2 trial of IGC-AD1 for agitation in Alzheimer’s disease, the preclinical analysis of TGR-63, and the Company’s artificial intelligence (AI) initiatives. The Company's dedication to improving the quality of life for millions affected by Alzheimer’s aligns perfectly with my lifelong passion for advancing healthcare initiatives. I look forward to collaborating with the talented team at IGC Pharma to drive forward the mission of bringing transformative therapies to patients in need.”

About IGC Pharma Inc. (IGC):

IGC Pharma Inc. (IGC) is at the forefront of the fight against Alzheimer's disease, developing innovative solutions to address this devastating illness. The company's mission is to transform the landscape of Alzheimer's treatment with a robust pipeline of five promising drug candidates.

IGC-AD1 and LMP target the hallmarks of Alzheimer's disease, including neuroinflammation, Aβ plaques, and neurofibrillary tangles. IGC-AD1 is currently undergoing a Phase 2b clinical trial for agitation in dementia associated with Alzheimer's (clinicaltrials.gov, CT05543681). TGR-63 disrupts the progression of Alzheimer's by targeting Aβ plaques. IGC-M3, currently in preclinical development, aims to inhibit the aggregation of Aβ plaques, potentially impacting early-stage Alzheimer's. IGC-1C, also in preclinical stages, targets tau protein and neurofibrillary tangles, representing a forward-thinking approach to Alzheimer's therapy. In addition to its drug development pipeline, IGC Pharma is actively leveraging Artificial Intelligence (AI) for Alzheimer's research. Their AI projects encompass various areas, including clinical trial optimization and early detection of Alzheimer's.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC Pharma’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC Pharma’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required, or government regulations affecting AI or the AI algorithms not working as intended or producing accurate predictions; general economic conditions that are less favorable than expected; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC Pharma’s U.S. Securities and Exchange Commission ("SEC") filings. IGC Pharma incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on July 7, 2023, and Quarterly Report on Form 10-Q filed with the SEC on February 14, 2024, as if fully incorporated and restated herein. Considering these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

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